Exhibit 99.1

GlobalSantaFe Announces Second Quarter 2006 Results

Contract Drilling Operating Income Improves 145%

HOUSTON, Aug. 2, 2006 – Worldwide offshore oil and gas drilling contractor GlobalSantaFe Corporation (NYSE: GSF) today reported net income for the quarter ended June 30, 2006, of $248.5 million, or $1.01 per diluted share, on revenues of $773.4 million. The results compare with net income of $85.1 million, or 35 cents per diluted share, on revenues of $574.8 million for the same quarter of 2005.

During the second quarter of 2006, GlobalSantaFe recognized insurance recoveries totaling $66.4 million. This amount includes a book gain of $63.7 million, or 26 cents per diluted share, on two offshore drilling rigs, the GSF Adriatic VII and GSF High Island III, which were severely damaged during Hurricane Rita. Excluding this $63.7 million gain, net income for the quarter was $184.8 million, or 75 cents per diluted share.

For the six months ended June 30, 2006, GlobalSantaFe reported net income of $411.4 million, or $1.65 per diluted share, on revenues of $1.5 billion, compared with net income of $135.3 million, or 56 cents per diluted share, on revenues of $1.1 billion for the corresponding six-month period of 2005.

“GlobalSantaFe achieved record net income during the second quarter, despite the impact of some unscheduled downtime for repairs on several rigs. These repairs have been completed, and all of the affected rigs are back on dayrate,” said GlobalSantaFe President and CEO Jon Marshall. “Looking ahead, we are encouraged by the ongoing strength in the international markets, as evidenced by the continuing rise in dayrates and increasing demand for long-term drilling contracts.”

GlobalSantaFe continued to repurchase its ordinary shares during the second quarter under a $2 billion buyback program authorized by its board of directors on March 3, 2006. The company repurchased $515 million of its shares through the close of the second quarter, including $131 million purchased in March and $384 million purchased during the second quarter.

Second Quarter 2006 Analysis

The significant improvement in second quarter 2006 net income was primarily due to a 193 percent increase in operating income to $276.6 million from $94.5 million in the prior-year period. This improvement reflects higher contract drilling revenues from increased dayrates and continued high fleet utilization, which contributed to a 145 percent increase in contract drilling operating income to $216.7 million for the second quarter of 2006 from $88.4 million in the same quarter of 2005. Operating income for the second quarter of 2006 also includes the

$66.4 million in insurance recoveries. Higher second quarter 2006 contract drilling revenues were partially offset by higher labor costs, repair and maintenance expense and other operating costs compared with the same period of 2005.

In the second quarter of 2006, average revenues per day from contract drilling increased 52 percent to $113,700 per rig from $74,900 in the second quarter of 2005. The company reported average fleet utilization of 95 percent in the second quarters of 2006 and 2005.

The combined drilling management services and oil and gas segments reported operating income of $14.1 million on revenues of $189.8 million for the second quarter of 2006, compared with operating income of $21.1 million on revenues of $171.0 million in the second quarter of 2005. The decline in operating income was primarily related to higher profit deferrals on turnkey drilling projects in which the company held a working interest, fewer North Sea projects due to limited rig availability and lower oil production. The segment reported a total of 28 turnkey projects during the second quarter of 2006, compared with 31 in the second quarter of 2005.

Conference Call

GlobalSantaFe will hold a conference call to discuss its 2006 second quarter results with financial analysts on Thursday, Aug. 3, 2006, at 10 a.m. CDT / 11 a.m. EDT. To listen to the live call by phone, dial 617-224-4324 (reference code 59444404). To listen over the Internet, go to the GlobalSantaFe Web site at http://www.globalsantafe.com.

A recording of the call will be available for replay from 1 p.m. CDT/ 2 p.m. EDT on Aug. 3 through 12 a.m. CDT/ 1 a.m. EDT on Thursday, Aug. 17, 2006. To hear the replay by phone, dial 617-801-6888 (reference code 66216221). To listen over the Internet, go to http://www.globalsantafe.com.

To the extent not provided in the call, reconciliations of any non-GAAP measures discussed in the call will be available on the Investor Relations page of the GlobalSantaFe Web site in the form of this earnings release or other materials. To access this information online, go to http://www.globalsantafe.com and click on the “Investor Relations” link.

About GlobalSantaFe

GlobalSantaFe is a leading provider of offshore oil and gas drilling and drilling management services. The company owns or operates a mobile fleet of marine drilling rigs that operates in major drilling regions around the world, including premium and heavy-duty, harsh-environment jackups, semisubmersibles, and dynamically positioned ultra-deepwater drillships. More information can be found at http://www.globalsantafe.com.

Forward Looking Statements

Under the Private Securities Litigation Reform Act of 1995, companies are provided a “safe harbor” for discussing their expectations regarding future performance. We believe it is in the best interest of our shareholders and the investment community to use these provisions and provide such forward-looking information. We do so in this news release and in other communications. Our forward-looking statements in this news release include the following:

(a) looking ahead, we are encouraged by the ongoing strength in the international markets, as evidenced by the continuing rise in dayrates and increasing demand for long-term drilling contracts; and

(b)	other statements that are not historical facts.

Our forward-looking statements speak only as of the date of this news release and are based on available industry, financial and economic data and our operating and financing plans as of that date. They are also inherently uncertain, and investors must recognize that events could turn out to be materially different from what we expect.

Factors that could cause or contribute to such differences include, but are not limited to: (a) changes in foreign and domestic oil and gas exploration and production activity; (b) competition; (c) availability of labor and equipment; (d) the entry into the market of rigs currently under construction; and (e) such other risk factors as may be discussed in our latest annual report on Form 10-K and subsequent reports filed with the U.S. Securities and Exchange Commission.

We caution investors not to place undue reliance on forward-looking statements, and do not undertake any obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contact Information

Investors:	Media:
Richard Hoffman	Jeff Awalt
(281) 925-6441	(281) 925-6448

GlobalSantaFe Corporation

Condensed Consolidated Statement of Income

(In millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Contract drilling	$583.6	$403.8	$1,101.7	$738.3
Drilling management services	176.0	156.0	320.7	298.0
Oil and gas	13.8	15.0	30.4	27.1

Total revenues	773.4	574.8	1,452.8	1,063.4

Expenses:
Contract drilling	297.0	250.8	566.0	466.0
Drilling management services	169.8	145.1	314.6	277.3
Oil and gas	3.5	2.7	9.1	6.5
Depreciation, depletion and amortization	74.2	68.5	147.9	136.4
Involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	(66.4)	—	(85.3)	—
Gain on sale of assets	—	(1.1)	—	(1.1)
General and administrative	18.7	14.3	43.1	30.2

Total operating expenses	496.8	480.3	995.4	915.3

Operating income	276.6	94.5	457.4	148.1

Other income (expense):
Interest expense	(9.2)	(11.9)	(18.4)	(24.2)
Interest capitalized	7.6	11.7	15.2	21.8
Interest income	6.1	5.6	14.3	10.8
Other	(3.9)	(0.9)	(1.6)	—

Total other income (expense)	0.6	4.5	9.5	8.4

Income before income taxes	277.2	99.0	466.9	156.5

Provision for income taxes:
Current tax provision	19.0	8.7	35.7	13.2
Deferred tax provision	9.7	5.2	19.8	8.0

Total provision for income taxes	28.7	13.9	55.5	21.2

Net income	$248.5	$85.1	$411.4	$135.3

Earnings per ordinary share:
Basic	$1.02	$0.36	$1.68	$0.57
Diluted	$1.01	$0.35	$1.65	$0.56

Average ordinary shares:
Basic	243.3	239.7	244.9	238.9
Diluted	246.8	243.5	248.8	242.8

GlobalSantaFe Corporation

Condensed Consolidated Balance Sheet

(In millions)

	June 30, 2006	December 31, 2005
Current assets:
Cash and cash equivalents	$331.8	$562.6
Marketable securities	153.7	274.7
Accounts receivable, net of allowances	546.2	431.5
Accounts receivable from insurers	202.5	123.6
Prepaid expenses	39.7	39.6
Other current assets	35.1	37.5

Total current assets	1,309.0	1,469.5

Net properties	4,422.1	4,317.8
Goodwill	340.2	339.0
Deferred income taxes	28.0	28.2
Other assets	65.2	67.6

Total assets	$6,164.5	$6,222.1

Current liabilities:
Accounts payable	$255.8	$236.3
Other accrued liabilities	238.0	239.4

Total current liabilities	493.8	475.7

Long-term debt	543.2	550.6
Capital lease obligations	16.5	23.6
Deferred income taxes	29.8	15.4
Other long-term liabilities	167.4	199.3

Shareholders’ equity:
Ordinary shares and additional paid-in capital	3,288.8	3,249.3
Retained earnings	1,696.1	1,779.2
Accumulated other comprehensive loss	(71.1)	(71.0)

Total shareholders’ equity	4,913.8	4,957.5

Total liabilities and shareholders’ equity	$6,164.5	$6,222.1

GlobalSantaFe Corporation

Condensed Consolidated Statement of Cash Flows

(In millions)

	Six Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net income	$411.4	$135.3
Adjustments to reconcile net income to net cash flow provided by operating activities:
Depreciation, depletion and amortization	147.9	136.4
Deferred income taxes	19.8	8.0
Involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	(85.3)	—
Gain on sale of assets	—	(1.1)
Increase in accounts receivable	(101.5)	(28.2)
Decrease (increase) in prepaid expenses and other current assets	2.3	(10.5)
Increase in accounts payable	37.9	29.2
Decrease in accrued liabilities	(5.3)	(30.2)
Increase (decrease) in deferred revenues	10.2	(0.8)
Increase in other long-term liabilities	17.3	13.6
Contribution to defined benefit plans	(57.6)	—
Payment of imputed interest on the Zero Coupon Bond Debentures	—	(56.3)
Other, net	14.1	10.9

Net cash flow provided by operating activities	411.2	206.3

Cash flows from investing activities:
Capital expenditures	(276.7)	(228.2)
Purchases of available-for-sale marketable securities	(915.3)	(173.2)
Proceeds from sales of available-for-sale marketable securities	1,035.9	90.5
Proceeds from disposals of properties and equipment	1.5	1.4

Net cash flow used in investing activities	(154.6)	(309.5)

Cash flows from financing activities:
Dividend payments	(110.5)	(35.7)
Payments on long-term debt	—	(299.8)
Excess tax deduction resulting from option exercises	4.8	—
Payments on capitalized lease obligations	(8.4)	(8.1)
Proceeds from issuance of ordinary shares	125.4	914.3
Payments for ordinary shares repurchased and retired	(498.7)	(799.5)

Net cash flow used in financing activities	(487.4)	(228.8)

Decrease in cash and cash equivalents	(230.8)	(332.0)
Cash and cash equivalents at beginning of period	562.6	606.7

Cash and cash equivalents at end of period	$331.8	$274.7

GlobalSantaFe Corporation

Results of Operations by Business Segment

(Dollars in millions, except average revenues per day)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Contract drilling (1)	$587.9	$403.8	$1,110.1	$741.3
Drilling management services	186.2	160.2	335.2	304.5
Oil and gas	13.8	15.0	30.4	27.1
Intersegment elimination	(14.5)	(4.2)	(22.9)	(9.5)

Total revenues	$773.4	$574.8	$1,452.8	$1,063.4

Operating income:
Contract drilling	$216.7	$88.4	$396.9	$143.6
Drilling management services	6.2	10.9	6.1	20.7
Oil and gas	7.9	10.2	16.1	16.4
Involuntary conversion of long-lived assets, net of related recoveries and loss of hire recoveries	66.4	—	85.3	—
Gain on sale of assets	—	1.1	—	1.1
Corporate operating expenses	(20.6)	(16.1)	(47.0)	(33.7)

Total operating income	276.6	94.5	457.4	148.1

Interest income, net	4.5	5.4	11.1	8.4
Other	(3.9)	(0.9)	(1.6)	—

Income before income taxes	$277.2	$99.0	$466.9	$156.5

Depreciation, depletion and amortization included in operating income :
Contract drilling	$69.9	$64.6	$138.8	$128.7
Oil and gas	2.4	2.1	5.2	4.2
Corporate	1.9	1.8	3.9	3.5

Total depreciation, depletion and amortization	$74.2	$68.5	$147.9	$136.4

Average rig utilization rate (3)	95%	95%	94%	93%

Average revenues per day (2) (3)	$113,700	$74,900	$107,400	$71,700

Turnkey wells drilled	20	24	34	47

Turnkey well completions	8	7	12	10

(1)	Expense reimbursements included in Contract drilling revenues and expenses totaled $18.8 million and $23.9 million for the three months ended June 30, 2006 and 2005, respectively, and $43.1 million and $35.6 million, respectively, for the six months ended June 30, 2006 and 2005. Operating income for these periods was not affected by these reimbursements.
(2)	Average revenues per day is the ratio of rig-related contract drilling revenues divided by the aggregate contract days. The calculation of average revenues per day excludes non-rig related revenues, consisting mainly of reimbursed expenses, of $19.2 million and $27.5 million, respectively, for the three months ended June 30, 2006 and 2005, respectively, and $43.8 million and $39.7 million, respectively, for the six months ended June 30, 2006 and 2005.
(3)	The GSF High Island III and the GSF Adriatic VII have been excluded from our calculation of utilization and average revenues per day effective September 23, 2005 and September 26, 2005, respectively. Both rigs sustained substantial damage during Hurricane Rita and we no longer consider them available for contract.